Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Middletown, Connecticut	Contact: Kevin R. Hoben
February 18, 2009	(860) 704-6823

PRESS RELEASE

Omega Flex today reported its results of operations for the Fourth Quarter, 2008 and for the year ended December 31, 2008:

OMEGA FLEX, INC. (OFLX)	EARNINGS DIGEST

Three Months Ended December 31:	2008	2007

Revenues	$12,984,000	$19,711,000
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Net income	$990,000	$3,175,000
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Basic and diluted earnings per share	$0.10	$0.31
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Basic and diluted shares	$10,093,808	$10,147,505
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Twelve Months Ended December 31:	2008	2007

Revenues	$63,484,000	$74,510,000
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Net income	$7,382,000	$8,682,000
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Basic and diluted earnings per share	$0.73	$0.86
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Basic and diluted shares	$10,100,307	$10,152,088
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Kevin R. Hoben, President and CEO, indicated the Company’s 4th Quarter Revenues declined $6,727,000 (34.1%) from Revenues in the 4th Quarter 2007, and Net Income in the 4th quarter of 2008 was $2,185,000 (68.8%) below the same period in 2007.

Revenues for the twelve months of 2008 decreased $11,026,000 (14.8%) compared to Revenues in the same period in 2007 and Net Income was $1,300,000 (15%) below the prior year results.

Revenue for the three-months and twelve-months ended December 31, 2008 reflects continued weakness in the residential construction industry, which was offset somewhat by gains in market share in residential, non-residential and international construction markets. The decline in Net Income for the three-months and twelve-months ended December 31, 2008 is primarily a result of the decrease in sales volume offset some by manufacturing and operating efficiencies. In addition, the 4th quarter absorbed unusual raw material charges, which further diminished Net Income in comparison to the prior year.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control. Certain statement in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release. Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.